Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-190191) of Blackstone Mortgage Trust, Inc. (formerly known as Capital Trust, Inc.) and in the related Prospectuses and on Form S-8 (File Nos. 333-39743, 333-144929, 333-179668 and 333-189806) pertaining to: (i) the Amended and Restated 1997 Long-Term Incentive Stock Plan and the Amended and Restated 1997 Non-Employee Director Stock Plan; (ii) the 2007 Long-Term Incentive Plan; (iii) the 2011 Long-Term Incentive Plan; and (iv) the 2013 Stock Incentive Plan of our report dated March 26, 2013, with respect to the consolidated statements of operations, comprehensive income, changes in (deficit) equity, and cash flows and schedule of Capital Trust, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York

February 17, 2015